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EXECUTION COPY

TRANSACTION AGREEMENT

Between
BOSTON SCIENTIFIC CORPORATION
and
ABBOTT LABORATORIES
Dated as of January 8, 2006

i

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        TRANSACTION AGREEMENT, dated as of January 8, 2006 (this "Agreement"), between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Boston Scientific"), and ABBOTT LABORATORIES, an Illinois corporation ("Abbott").

        WHEREAS, Boston Scientific intends to make an offer to acquire all of Guidant Corporation, an Indiana corporation ("Guidant"), on the terms and conditions set forth in a proposed Agreement and Plan of Merger (the "Merger Agreement") among Boston Scientific, Galaxy Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Boston Scientific ("Sub"), and Guidant;

        WHEREAS, Guidant, directly and through its Affiliates, is engaged in, among other things, the vascular intervention and endovascular solutions businesses (such businesses of Guidant and its Affiliates, collectively, the "Business") at various locations around the world;

        WHEREAS, subject to Boston Scientific's and Guidant's entry into the Merger Agreement and either the satisfaction or (to the extent permitted by law) waiver of the conditions to the parties' obligations to close the transactions contemplated by the Merger Agreement or the acquisition by Boston Scientific of Guidant pursuant to the Merger Agreement, Boston Scientific wishes to sell, or cause to be sold, to Abbott and/or one or more of its Affiliates (collectively, the "Purchaser"), and Purchaser wishes to purchase from Boston Scientific or Guidant, all right, title and interest in and to all assets of the Business, and in connection therewith Purchaser is willing to assume certain liabilities relating thereto, all upon the terms and subject to the conditions set forth herein and in the other definitive agreements to be negotiated by the parties; and

        WHEREAS, in connection with the purchase and sale of the Business contemplated by this Agreement, Boston Scientific and Abbott will enter into a Purchase Agreement (the "Purchase Agreement") and the other Definitive Agreements (as defined herein) containing terms and conditions consistent with this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Boston Scientific and Abbott hereby agree as follows:

ARTICLE I
DEFINITIONS

        SECTION 1.01.    Certain Defined Terms.    For purposes of this Agreement:

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral or similar forum.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however that TAP Pharmaceutical Products, Inc. ("TAP") and its subsidiaries shall be deemed not to be Affiliates of Abbott, but only for so long as Abbott (either directly or indirectly) owns fifty percent or less of the voting stock of TAP (or its subsidiaries) or does not otherwise have control of TAP (or its subsidiaries). For purposes of this Agreement, with respect to all periods following consummation of the Merger or the transactions contemplated by this Agreement, as applicable, "Affiliate" shall include, (i) with respect to Boston Scientific, Guidant and its Affiliates following the Merger, (ii) with respect to Abbott, any Person to be acquired pursuant to this Agreement, and (iii) with respect to each party hereto, any Person resulting from any internal reorganization, provided such resulting Person is an Affiliate.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

        "Carotid Stent Assets" means the Assets related to the research, development, manufacture, distribution, marketing and sale of carotid stent systems, including embolic protection devices.

        "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

        "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

        "Definitive Agreements" means the Purchase Agreement, the Supply Agreements, the License and Technology Transfer Agreement, the Transition Services Agreement, the Note, the release and/or settlement agreement in respect of Actions between Boston Scientific and/or its Affiliates and Guidant and/or its Affiliates relating to the Business to the extent contemplated herein and such other agreements as may be mutually agreed between the parties.

        "DES Intellectual Property" means all Intellectual Property included in the Assets, including Intellectual Property available to Guidant pursuant to agreements with third parties and subject to the terms of those agreements, that is used in Guidant's drug eluting stent system program having a priority date prior to, or otherwise existing as of, the date of the Closing, including Intellectual Property relating to the bare metal and bioabsorbable stents, drugs, polymers and delivery systems used with respect to such drug eluting stent systems.

        "DES Stents" means the everolimus eluting stent system in development by Guidant or its Affiliates at the time of the Closing, as approved by applicable Governmental Authorities, including the FDA, and any improvements or iterations thereof approved for sale during the term of the applicable supply arrangements and of the type that could be approved by a supplement to an approved PMA rather than requiring a new PMA if such DES Stent were to be sold in the United States.

        "Existing DES Stents" means the drug eluting stent system in development by Guidant or its Affiliates between the date of Closing and the later of the date on which a DES Stent is approved for sale in Europe and the date on which a DES Stent is approved for sale in the United States.

        "FDA" means the United States Food and Drug Administration.

        "Governmental Authority" means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" means all intellectual property rights of any kind, including rights in, to and concerning (a) patents, patent applications and statutory invention registrations, including divisionals, continuations, continuations-in-part, re-issues and re-examinations thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, registrations and applications for registration thereof, including all extensions, modifications and renewals of same, (c) published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof, (d) software, data, databases and compilations of information, and (e) confidential and proprietary information, inventions, formulas, processes, developments, technology, research, trade secrets and know-how.

        "IRS" means the Internal Revenue Service of the United States.

        "J&J Merger Agreement" means the Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2005, among Johnson & Johnson, Shelby Merger Sub, Inc. and Guidant or any amended or successor agreement thereof.

        "Knowledge" means, when used in connection with a Person with respect to any matter in question, the actual knowledge of the Person's executive officers after making due inquiry of the current employees having primary responsibility for such matter.

        "Law" means any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

        "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement or undertaking (but excluding any performance obligations under any such contracts, agreements, arrangements or undertakings).

        "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which the Business operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Business, or (3) resulting from any divestiture that may be required to be effected pursuant to the terms of this Agreement, or (B) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect).

        "Merger" means the merger pursuant to the Merger Agreement.

        "Novartis Agreement" means the Everolimus Local Delivery License Agreement (Exclusive), dated September 17, 2002, by and between Novartis Pharma AG and Novartis AG, both Swiss corporations, and Advanced Cardiovascular Systems, Inc., a California corporation, on behalf of itself and its affiliates, as amended and/or supplemented from time to time.

        "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, joint venture or other entity.

        "PMA" means an application submitted to the FDA to obtain pre-market approval with respect to the safety and effectiveness of devices, which approval is required under Section 515 of the Medical Device Amendments of 1976 to the Federal Food, Drug, and Cosmetic Act.

        "Pre-Closing Tax Period" means any taxable period (or portion thereof) ending on or prior to the Closing.

        "Regulations" means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

        "Restricted Persons" means the Persons listed on Schedule 1.01 attached hereto or any of their Affiliates.

        "Straddle Period" means any taxable period beginning before Closing and ending after the Closing.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, and tariffs.

        "Tax Returns" means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority or taxing authority with respect to Taxes.

        "Transferred Subsidiary" means any direct or indirect subsidiary of Guidant acquired by way of stock purchase pursuant to this Agreement.

        SECTION 1.02.    Definitions.    The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
"Abbott"	Preamble
"Agreement"	Preamble
"Allocation"	2.03(b)
"Allocation Accounting Firm"	2.03(b)
"ASP"	5.07(h)
"Assets"	2.01(a)
"Assumed Liabilities"	2.02(a)
"Business"	Recitals
"Closing"	2.05
"Confidentiality Agreement"	5.03(b)
"EU Merger Regulation"	3.03
"EVT"	2.01(b)(iii)
"Excluded Assets"	2.01(b)
"Excluded Businesses"	2.01(b)(iii)
"Excluded Liabilities"	2.02(b)
"First DES Stent"	5.08(m)
"Guidant"	Recitals
"Guidant CIC Plans"	6.03(b)
"Initial Purchase Price"	2.03(a)
"License and Technology Transfer Agreement"	5.08(a)
"Loss"	10.02
"Merger Agreement"	Recitals
"Milestone Payment"	2.04
"Mixed Account"	5.09(d)
"Mixed Contract"	5.09(c)
"Non-U.S. Business Employee"	6.01(b)
"Non-U.S. Transferred Employee"	6.01(b)
"Note"	5.10(a)
"Purchaser"	Preamble
"Purchase Price"	2.03(a)
"Settlement Agreement"	5.08(l)
"Shared Asset"	2.01(b)(ii)
"Shares"	2.01(a)
"Supply Agreements"	5.07(a)
"Territory"	5.07(a)
"Third Party Claim"	10.05(b)
"Transferred Employees"	6.01(b)
"Transition Services Agreement"	5.09(a)
"U.S. Business Employee"	6.01(a)
"U.S. Transferred Employee"	6.01(a)

ARTICLE II
PURCHASE AND SALE

        SECTION 2.01.    Purchase and Sale of the Business.    (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Boston Scientific shall sell, convey, assign and transfer, or cause Guidant and/or its Affiliates to sell convey, assign and transfer, to Purchaser all the assets (including, where applicable, stock or other equity interests of subsidiaries of Guidant ("Shares")), rights, properties and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, that are used primarily in, or related primarily to (with "primarily" being determined by taking into account revenues, assets, personnel, registrations and other relevant factors), the Business (together with, to the extent available, the right to bring an Action for the infringement or other violation thereof prior to the Closing and the right to recover and retain all damages or proceeds therefrom) (the "Assets"), and Purchaser shall purchase the Assets; provided, however, that, subject to Section 5.11, at Abbott's election (which shall be exercised as promptly as practicable after the date hereof), the Assets of any subsidiaries of Guidant, the assets of which are used primarily in, or related primarily to, the Business, may be purchased by Purchaser by purchasing Shares rather than the applicable Assets, in which case the parties shall cooperate with respect to the transfer from such subsidiaries of any assets that are not Assets, any Liabilities that are not Assumed Liabilities and any employees who are not Transferred Employees. For the purposes of this Agreement, references to the Business shall be deemed to include the Assets and the Shares if the context so requires.

        (b)   Notwithstanding anything in Section 2.01(a) to the contrary, Purchaser shall not purchase, and the Assets shall not include, any right, title and interest in or to any of the following assets (the "Excluded Assets"):

          (i)    all cash and cash equivalents, securities (other than the Shares, if any) and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

          (ii)   subject to Sections 5.08(h) and 5.09, any right, property or asset used both in the Business and in any other business of Guidant (a "Shared Asset") that is both (1) not used primarily in, or related primarily to, the Business, and (2) that is not reasonably capable of being transferred with the Assets;

          (iii)  all businesses of Guidant and its subsidiaries not included in the Business, including the cardiac rhythm management, endovascular repair and cardiac surgery businesses, the capital stock and equity interests of EndoVascular Technologies, Inc., a Delaware corporation ("EVT"), or any subsidiary thereof or any assets of EVT or any subsidiary thereof, and including all rights of Guidant, EVT and any other Guidant subsidiary with respect to the ANCURE ENDOGRAFT System (collectively, the "Excluded Businesses"); and

          (iv)  all assets of any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by Guidant, Boston Scientific or any of their respective Affiliates (other than a stand-alone plan, program or arrangement that is sponsored by a Transferred Subsidiary and covers primarily employees of the Business) and that is not transferred to Purchaser or its Affiliate pursuant to Article VI.

        (c)   Boston Scientific and Abbott will share all rights, benefits and obligations associated with investments by Guidant or any of its Affiliates in other Persons (other than Affiliates of Guidant) engaged in the vascular interventional or endovascular solutions businesses, and, prior to the Closing, each of Boston Scientific and Abbott will use its reasonable best efforts to identify such investments and to agree on a mechanism for sharing such rights, benefits and obligations.

        SECTION 2.02.    Assumption and Exclusion of Liabilities.    (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, and agree to pay, perform and discharge when due, any and all of the Liabilities to the extent relating to the Business or the Assets, other than the Excluded Liabilities set forth in Section 2.02(b) below (the "Assumed Liabilities").

        (b)   After the Closing, Boston Scientific and/or its Affiliates shall retain (or, if necessary, expressly assume), and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume (by succession, transfer or assignment or otherwise) or have any responsibility for, any of the following Liabilities (the "Excluded Liabilities"):

          (i)    all Liabilities to the extent relating to or arising out of the Excluded Assets;

          (ii)   all Liabilities to the extent relating to or arising out of assets or businesses of Boston Scientific, Guidant or any of their Affiliates that are not included in the Assets or related to the Business;

          (iii)  all Liabilities (1) (A) arising from death or personal injury relating to, resulting from, caused by or arising out of, directly or indirectly, the ANCURE ENDOGRAFT System used in the treatment of abdominal aortic aneurysms, including any such Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use, or (B) otherwise relating to such System, (2) arising from defibrillator product recalls and any related litigation, or (3) arising from any Guidant shareholder litigation with respect to or arising out of the transactions pursuant hereto or the J&J Merger Agreement;

          (iv)  except as provided in Section 6.02(f), all Liabilities (including all claims arising out of any death, accident, disease or injury occurring on or before the Closing, whether asserted before or after the Closing) relating to or arising from any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by Guidant, Boston Scientific or any of its or their respective Affiliates (other than a stand-alone plan, program or arrangement that is sponsored by a Transferred Subsidiary and covers primarily employees of the Business) and that is not transferred to Purchaser or its Affiliate pursuant to Article VI; and

          (v)   all indebtedness for borrowed money.

        SECTION 2.03.    Purchase Price; Allocation of Purchase Price.    (a) Abbott shall pay, or cause the applicable Purchaser to pay, an aggregate purchase price for the Assets equal to the sum of (i) an amount in cash equal to $3,800,000,000 (the "Initial Purchase Price"), (ii) the Milestone Payments, and (iii) the Assumed Liabilities (collectively, the "Purchase Price"). The Initial Purchase Price shall be paid at the Closing by wire transfer in immediately available funds to a bank account designated by Boston Scientific not fewer than three Business Days prior to the date of the Closing.

        (b)   Within 20 days of the execution by Boston Scientific of the Merger Agreement, Abbott shall provide Boston Scientific with a proposed allocation of the Purchase Price among the Asset categories (the "Allocation") for Boston Scientific's review and comment. For purposes of the Allocation, Asset categories shall consist of the following two classes: (i) Assets located or owned in the United States, and (ii) Assets located or owned outside of the United States. If Boston Scientific does not provide any comments to Abbott in writing within 20 days following delivery by Abbott of the proposed Allocation, then the Allocation proposed by Abbott shall be deemed to be final and binding, absent manifest error. If, however, Boston Scientific submits comments to Abbott within such 20-day period, Abbott and Boston Scientific shall negotiate in good faith to resolve any differences within 20 days of such submission. If Boston Scientific and Abbott are unable to reach a resolution within such 20 day period, then all remaining disputed items shall be submitted for resolution by an internationally-recognized, independent accounting firm mutually selected by Abbott and Boston Scientific (the "Allocation Accounting Firm"), which shall make a final determination as to the disputed items within 20 days after such submission, but in no event later than 20 days following the closing of the Merger, and such determination shall be final and binding on Boston Scientific and Abbott. The fees and disbursements of the Allocation Accounting Firm shall be shared equally between Boston Scientific and Abbott. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder. For all Tax purposes, Abbott and Boston Scientific agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

        SECTION 2.04.    Milestone Payments.    In addition to the Initial Purchase Price, within three Business Days following the first date of the achievement of the following events, Abbott shall pay to Boston Scientific the following payments (each, a "Milestone Payment") by wire transfer in immediately available funds to a bank account designated by Boston Scientific (or, if notice of such designation is received by Abbott later than three Business Days following such first date, the applicable payment shall be made within three Business Days following receipt of such designation): (a) a single, one-time payment in cash equal to $250,000,000, upon and subject to the condition that Abbott or any of its Affiliates or designees has received approval from the FDA to market and sell an everolimus eluting stent in the United States on or before the tenth anniversary of the Closing, and (b) a single, one-time payment in cash equal to $250,000,000, upon and subject to the condition that Abbott or any of its Affiliates or designees has received approval from the Ministry of Health, Labour and Welfare of Japan to market and sell an everolimus eluting stent in Japan on or before the tenth anniversary of the Closing. Total Milestone Payments shall not exceed $500,000,000.

        SECTION 2.05.    Closing.    Subject to the terms and conditions of this Agreement and the Purchase Agreement, the sale and purchase of the Business and the assumption of the Assumed Liabilities contemplated by this Agreement and the Purchase Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m., New York time, on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII, or at such other place or at such other time or on such other date as Boston Scientific and Abbott may mutually agree upon in writing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BOSTON SCIENTIFIC

        Boston Scientific hereby represents and warrants to Purchaser as follows:

        SECTION 3.01.    Organization, Authority and Qualification.    Boston Scientific is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Boston Scientific, the performance by Boston Scientific of its obligations hereunder and the consummation by Boston Scientific of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Boston Scientific. This Agreement has been duly executed and delivered by Boston Scientific, and, assuming due authorization, execution and delivery by Abbott, this Agreement is a legal, valid and binding obligation of Boston Scientific, enforceable against it in accordance with its terms.

        SECTION 3.02.    No Conflict.    Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by Boston Scientific do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of Boston Scientific, (b) conflict with or violate any Law or Governmental Order applicable to Boston Scientific, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Boston Scientific is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Boston Scientific to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

        SECTION 3.03.    Governmental Consents and Approvals.    The execution, delivery and performance of this Agreement by Boston Scientific do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the requirements of the applicable Council Regulation of the European Union, as amended (the "EU Merger Regulation"), and, to the extent applicable, the requirements of the HSR Act and the antitrust Laws of any other relevant jurisdiction, or (c) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

        SECTION 3.04.    Litigation.    As of the date hereof, no Action by or against Boston Scientific is pending or, to the Knowledge of Boston Scientific, threatened, that could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 3.05.    Certain Regulatory Matters.    Except for the Subpoena Regarding the Matter of Investigation of Guidant Corporation from the State of California Department of Justice, Office of the Attorney General, to the actual knowledge of the individuals listed on Schedule 3.05 attached hereto, as of the date of this Agreement, there is no pending or threatened demand letter or Governmental Order outstanding or any investigation by any Governmental Authority involving the Business or Guidant or its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

        SECTION 3.06.    Brokers.    Boston Scientific will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Boston Scientific.

        SECTION 3.07.    Disclaimer.    EXCEPT AS SET FORTH IN THIS ARTICLE III OR AS MAY BE SET FORTH IN ANY DEFINITIVE AGREEMENT, NONE OF BOSTON SCIENTIFIC, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF GUIDANT, ITS AFFILIATES OR THE BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ABBOTT

        Abbott hereby represents and warrants to Boston Scientific as follows:

        SECTION 4.01.    Organization and Authority of Abbott.    Abbott is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Abbott, the performance by Abbott of its obligations hereunder and the consummation by Abbott of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Abbott. This Agreement has been duly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by Boston Scientific, this Agreement is a legal, valid and binding obligation of Abbott enforceable against it in accordance with its terms.

        SECTION 4.02.    No Conflict.    Assuming compliance with the HSR Act, the pre-merger notification and waiting period requirements of the EU Merger Regulation and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by Abbott of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Abbott, (b) conflict with or violate any Law or Governmental Order applicable to Abbott or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Abbott is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Abbott to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

        SECTION 4.03.    Governmental Consents and Approvals.    The execution, delivery and performance by Abbott of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the requirements of the EU Merger Regulation and, to the extent applicable, the requirements of the HSR Act and the antitrust Laws of any other relevant jurisdiction, or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.

        SECTION 4.04.    Litigation.    As of the date hereof, no Action by or against Abbott is pending or, to the Knowledge of Abbott, threatened, that could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 4.05.    Brokers.    Abbott will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

        SECTION 4.06.    Disclaimer.    EXCEPT AS SET FORTH IN THIS ARTICLE IV OR AS MAY BE SET FORTH IN ANY DEFINITIVE AGREEMENT, NONE OF ABBOTT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ABBOTT

OR ITS AFFILIATES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V
ADDITIONAL AGREEMENTS

        SECTION 5.01.    Conduct of Business; Merger Agreement.    (a) Except as may otherwise be agreed between Boston Scientific and Abbott, from the date of execution of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing date under the Merger Agreement, Boston Scientific will enforce its rights under the Merger Agreement with respect to, and will not waive, amend or agree to amend, any provisions of the Merger Agreement relating to, the Business.

        (b)   Boston Scientific has given Abbott an opportunity to review a draft of the Merger Agreement. The Merger Agreement, if any, entered into by Boston Scientific and Guidant, insofar as it relates to the Business, shall be the same in all material respects, as such draft.

        SECTION 5.02.    Representations and Warranties in Purchase Agreement.    The Purchase Agreement shall include representations and warranties (i) by Boston Scientific and Abbott, on behalf of themselves and each of their respective subsidiaries or Affiliates (to the extent party to a Definitive Agreement) substantially similar to those set forth in Articles III and IV hereto relating to the Definitive Agreements to which such Person is a party and the transactions contemplated thereby, and (ii) by Boston Scientific regarding the Business that are substantially similar in scope and substance to the representations and warranties of Guidant contained in the Merger Agreement, except that with respect thereto, any qualifications or exceptions as to materiality, material adverse effect or similar qualifiers or exceptions shall refer to materiality with respect to or effects on the Business as opposed to effects on Guidant and its subsidiaries, taken as a whole.

        SECTION 5.03.    Access to Information; Confidentiality.    (a) From the date hereof until the Closing, upon reasonable notice, Boston Scientific shall use its reasonable best efforts to cause Guidant to: (a) afford Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Business, and (b) furnish to the officers, employees, and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Purchaser's expense, during normal business hours, under the supervision of Boston Scientific's or its Affiliates' personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, Boston Scientific shall not be required to request that Guidant disclose any information to Purchaser if such disclosure would be reasonably likely to (x) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

        (b)   The terms of the letter agreement dated as of December 17, 2005 (the "Confidentiality Agreement") between Boston Scientific and Abbott are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Abbott under this Section 5.03(b) shall terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, (i) Abbott shall, and shall cause its officers, directors, employees, representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the transactions contemplated hereby and all confidential information relating to Boston Scientific and the Excluded

Businesses, and (ii) Boston Scientific shall, and shall cause its officers, directors, employees, representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the transactions contemplated hereby and all confidential information relating to the Assets and the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

        (c)   Nothing provided to Abbott pursuant to Section 5.03(a) shall in any way amend or diminish Abbott's obligations under the Confidentiality Agreement. Abbott acknowledges and agrees that any Evaluation Material provided to Abbott pursuant to Section 5.03(a) or otherwise by or on behalf of Guidant, Boston Scientific or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

        SECTION 5.04.    Regulatory and Other Authorizations; Notices and Consents.    (a) Each of Boston Scientific and Abbott shall use its reasonable best efforts to obtain, and, to the extent necessary, Boston Scientific will use its reasonable best efforts to cause Guidant to obtain, promptly all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its and the other party's obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement. Boston Scientific and Abbott will cooperate with one another in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided, however, that neither Boston Scientific nor Guidant shall be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on Boston Scientific or Guidant). Neither Boston Scientific nor Abbott shall knowingly take any action that would have the effect of materially delaying, impairing or impeding the receipt of any authorizations, consents, orders and approvals of any Governmental Authority; provided, however, that in no way shall reasonable and timely negotiations in good faith by Abbott with any applicable Governmental Authority relating to the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of Assets or assets or property of Abbott requested or required by such Governmental Authority in order to obtain such authorization, consent, order or approval be deemed to constitute an act materially delaying, impairing, or impeding the receipt of authorizations, consents, orders and approvals of such Governmental Authority. Boston Scientific and Abbott each agree to make, or to cause to be made, (i) if required, an appropriate filing of a notification and report form pursuant to the HSR Act and the EU Merger Regulation and (ii) any other filing or notification required by any other applicable Law, in each case, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement in the case of the HSR Act and the EU Merger Regulation, and as promptly as reasonably practicable in the case of any other filing or notification, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and the EU Merger Regulation or any other applicable Law.

        (b)   Without limiting the generality of Abbott's undertaking pursuant to Section 5.04(a), Abbott shall, on a reasonable and timely basis consistent with Section 5.04(a): (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of the Carotid Stent Assets, Abbott's carotid stent assets or any other assets not material to the Business or the Assets, or (ii) if a Governmental Authority does not allow Abbott to acquire the Carotid Stent Assets (for purposes of divestiture or otherwise), agree to exclude the Carotid Stent Assets from the Assets. If the Carotid Stent Assets are excluded from the Assets, then (x) Boston Scientific shall engage an investment banking firm selected by, or satisfactory to, Abbott and on terms reasonably satisfactory to Abbott to sell the Carotid Stent Assets within a reasonable period of time following the Closing or as otherwise directed by the applicable Governmental Authorities, (y) Boston Scientific shall remit all of the proceeds of such sale (net of Taxes and the costs and expenses paid by Boston Scientific and any of its Affiliates in connection with such sale) to Abbott, and (z) Abbott shall use its reasonable best efforts to effect the separation of the Carotid Stent Assets from the Assets, including entering into appropriate transition services or similar agreements with Boston Scientific or any other Person to which the Carotid Stent Assets are divested. For all Tax purposes, the parties agree to treat all remittances of proceeds pursuant to this Section 5.04(b)(y) as adjustments to the Purchase Price.

        (c)   Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and the EU Merger Regulation. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

        SECTION 5.05.    Notifications.    Each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in (a) any representation or warranty made by such party to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing, (b) any material failure on such party's part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the failure of any condition precedent set forth in Article VIII of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, Boston Scientific shall promptly (i) notify Abbott in writing upon the occurrence of any event that will or is reasonably likely to result in the termination of the Merger Agreement, and (ii) to the extent permitted, forward copies of any notices received or delivered by Boston Scientific pursuant to the Merger Agreement that materially affect the Business, the Assets, Purchaser's rights with respect thereto or the likelihood of consummation of the transactions contemplated by this Agreement in accordance with the terms hereof or of the Merger pursuant to the Merger Agreement.

        SECTION 5.06.    Release of Indemnity Obligations.    Boston Scientific and Abbott will cooperate with each other with a view to entering into arrangements effective as of the Closing whereby Purchaser would be substituted for Guidant or its Affiliates in any guarantees, letters of comfort, indemnities or similar arrangements entered into by Guidant or its Affiliates in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities). If Purchaser cannot enter into such arrangements, Boston Scientific shall cause Guidant not to terminate such guaranty arrangements without Purchaser's consent; provided, however, that Purchaser shall enter into a separate guaranty with Guidant or one of its Affiliates to guarantee the performance of the obligations of the relevant Person pursuant to the contract underlying such guaranty arrangements.

        SECTION 5.07.    Supply Arrangements.    (a) Following the Closing, Abbott will supply Boston Scientific, on an interim and private label basis, with DES Stents. In connection with the foregoing obligation, on or prior to the Closing, the parties will enter into four interim supply agreements, each effective as of the Closing (collectively, the "Supply Agreements"). Each of the Supply Agreements shall contain pricing and other terms as provided in this Section 5.07 and other terms and conditions customary for similar supply agreements and shall cover the supply of DES Stents in the following territories (one Supply Arrangement for each territory): United States, Japan, Europe and Rest of World (each, a "Territory").

        (b)   During the term of the supply arrangements, if Boston Scientific manufactures drug eluting stent systems substantially identical to DES Stents being supplied by Abbott under the supply arrangements, then Boston Scientific shall pay to Abbott an amount equal to 40% of the result obtained by subtracting from the ASP (as defined below), the sum of (A) royalties payable to third parties by Boston Scientific with respect to such drug eluting stent systems sold by it, (B) 7% of the ASP, representing Boston Scientific's variable selling costs for such drug eluting stent systems, and (C) Boston Scientific's cost of manufacturing such drug eluting stent systems, as reported by Boston Scientific to Abbott on a semiannual basis (subject to audit by a third party reasonably acceptable to the parties). If Boston Scientific wishes to substitute the delivery system of a DES Stent being supplied by Abbott under the supply arrangements, then, at its option, Boston Scientific may either (i) deliver the substitute component to Abbott for inclusion in DES Stents to be supplied by Abbott to Boston Scientific, or (ii) manufacture the DES Stents itself, in which case Boston Scientific shall, during the term of the applicable supply arrangement, pay to Abbott an amount equal to 40% of the result obtained by subtracting from the ASP (as defined below), the sum of (A) royalties payable to third parties by Boston Scientific with respect to the DES Stents sold by it, (B) 7% of the ASP, representing Boston Scientific's variable selling costs for DES Stents, and (C) Boston Scientific's cost of manufacturing DES Stents, as reported by Boston Scientific to Abbott on a semiannual basis (subject to audit by a third party reasonably acceptable to the parties). At the request of Boston Scientific, Abbott will supply to Boston Scientific at cost any components used to make DES Stents. Boston Scientific shall reimburse Abbott for any actual costs associated with changeovers from Abbott to Boston Scientific components included in the DES Stents.

        (c)   Abbott's obligation to supply DES Stents to Boston Scientific in the United States, Europe and Japan shall terminate on the later of (i) December 31, 2010, and (ii) the date that is one year following the last date on which Boston Scientific has received all requisite approvals from applicable Governmental Authorities to sell an everolimus eluting stent on a Boston Scientific stent platform in the applicable Territory; provided, however, that such obligation will not terminate on a date that is later than June 30, 2012. Abbott's obligation to supply DES Stents to Boston Scientific in the Rest of World shall terminate on December 31, 2010.

        (d)   If there is a shortage of DES Stents or Abbott's ability to supply DES Stents is otherwise constrained, then an equal number of DES Stents by volume for each product code will be allocated between Abbott and Boston Scientific.

        (e)   Each DES Stent supplied to Boston Scientific will have a remaining shelf life at the time of delivery at least equal to 50% of the approved shelf life of such DES Stent.

        (f)    Abbott will use its reasonable best efforts to develop, manufacture and obtain approvals for, and each of Abbott and Boston Scientific will use its reasonable best efforts to market and sell, Existing DES Stents during the term of the applicable supply arrangements in the applicable Territory; provided, however, that Abbott will not be required to continue to use such efforts to develop, manufacture and obtain approvals for Existing DES Stents in any Territory if in Abbott's reasonable judgment the results of clinical trials with respect to an Existing DES Stent in such Territory are such that such Existing DES Stent is unlikely to be approved for marketing and sale by the applicable Governmental Authority or, if approved, is unlikely to be competitive with other drug eluting stent systems then being sold. Nothing contained in this Section 5.07(f) will require Abbott to continue to use such efforts if Abbott reasonably determines that such action would result in a product that infringes any Intellectual Property of any Person (other than Intellectual Property included in the Assets).

        (g)   DES Stents sold by Abbott and Boston Scientific will be separately branded, priced and marketed.

        (h)   The transfer price paid by Boston Scientific to Abbott for each DES Stent will be equal to Abbott's cost of manufacturing such DES Stent, as reported by Abbott to Boston Scientific on a semiannual basis (subject to audit by a third party reasonably acceptable to the parties), payable quarterly in arrears, plus a manufacturing margin on DES Stents sold by Boston Scientific equal to 40% of the result obtained by subtracting from the average selling price for DES Stents sold by Boston Scientific (the "ASP"), the sum of (A) royalties payable to third parties by Boston Scientific with respect to the DES Stents sold by it, (B) 7% of the ASP, representing Boston Scientific's variable selling costs for DES Stents, and (C) Abbott's cost of manufacturing DES Stents, as reported by Abbott to Boston Scientific on a semiannual basis (subject to audit by a third party reasonably acceptable to the parties); provided, however, that if, during any semiannual period during the term of the supply arrangement, the ASP of the DES Stent in any Territory is less than $400, then the transfer price for such DES Stent in such Territory during such period shall instead be equal to Abbott's cost of manufacturing such DES Stent, as reported by Abbott to Boston Scientific on a semiannual basis (subject to audit by a third party reasonably acceptable to the parties), payable quarterly in arrears, plus a manufacturing margin on DES Stents sold by Boston Scientific equal to 25% of such cost of manufacturing.

        (i)    Boston Scientific will be required to pay any royalty payments to third parties required pursuant to any license agreements or arrangements in respect of any sales by Boston Scientific or its Affiliates of DES Stents. Boston Scientific will also be required to reimburse Abbott for 50% of all outstanding developmental milestones payable under Section 7.1 of the Novartis Agreement. The minimum payments pursuant to Sections 8.4 and 9.4 of the Novartis Agreement shall be paid by each party in proportion to the net sales of DES Stents sold by such party during the applicable period.

        (j)    The ASP in a particular Territory will be based on data available from an independent market research firm acceptable to Abbott and Boston Scientific. If such independent data is unavailable, then the ASP will be established at the beginning of each calendar year based on the ASP of DES Stents sold by Boston Scientific in such Territory during the first six months of the immediately preceding calendar year (subject to audit by Abbott), with an adjustment at the end of each six-month period to reflect the actual selling price of DES Stents during the penultimate six-month period.

        SECTION 5.08.    License and Technology Transfer Agreement.    (a) Upon the Closing, Abbott shall grant to Boston Scientific and its Affiliates, to the fullest extent permitted by Law and the agreements included in the Assets, a perpetual, exclusive (except for Abbott and its Affiliates), royalty-free license (with no right to sublicense other than "have made" rights solely on behalf of Boston Scientific) to use the DES Intellectual Property (except for trademarks and related rights, other than as set forth in Section 5.07 or in the Supply Agreements or as otherwise agreed by the parties). In connection with the foregoing obligation, on or prior to the Closing Abbott and Boston Scientific will enter into a License and Technology Transfer Agreement (the "License and Technology Transfer Agreement"). The license granted pursuant to this Section 5.08(a) is not assignable by Boston Scientific except in connection with a merger, change of control, or sale of all or substantially all of Boston Scientific's and its Affiliates' vascular intervention business. Boston Scientific shall be responsible for all royalties payable by it and its Affiliates with respect to products sold by Boston Scientific and its Affiliates using the DES Intellectual Property licensed to Boston Scientific and its Affiliates pursuant to this Section 5.08. The parties hereby acknowledge that the spirit of this Section 5.08 and of the License and Technology Transfer Agreement is that Boston Scientific and its Affiliates will have access to the DES

Intellectual Property as if they were co-owners thereof, including with respect to Boston Scientific's ability to supplement Abbott's PMA for DES Stents.

        (b)   Within 90 days after the Closing, each of Boston Scientific and Abbott shall conduct an initial inventory of DES Intellectual Property for purposes of facilitating the license and technology transfers contemplated by this Section 5.08. In connection with the foregoing, Abbott shall give Boston Scientific sufficient access to the Assets and Transferred Employees to enable it to conduct such an inventory. The parties will cooperate to minimize any disruption to the Transferred Employees or the Business during such period.

        (c)   From and after the Closing, Abbott will provide Boston Scientific with (i) copies of, and reasonable access to, all studies, analyses and other materials relating to pre-clinical work and clinical trial data or information relating to Existing DES Stents or any other drug eluting stent program in development by Guidant or its Affiliates at the time of Closing; (ii) copies of Abbott's submissions to all Governmental Authorities in connection with obtaining the requisite approvals to sell Existing DES Stents, (iii) reasonable access to the appropriate personnel of Abbott for purposes of understanding, and authorization to use in Boston Scientific's regulatory filings, Abbott's regulatory submissions, data and positions in connection with obtaining approvals to sell Existing DES Stents, (iv) information, including studies, analyses and other materials, relating to product performance of Existing DES Stents, (v) such technology and assistance included in the Assets as is necessary to enable Boston Scientific to have, within 12 months of the Closing, a validated manufacturing system sufficient to obtain FDA approval that will allow Boston Scientific to manufacture Existing DES Stents with yields and volumes comparable to those being manufactured by Abbott, (vi) the information and access described in clauses (i), (ii), (iii) and (iv) of this Section 5.08(c), to the extent related to any improvements or iterations to Existing DES Stents made prior to receipt of approval to sell such stents in Japan, and (vii) such assistance and access as is reasonably necessary for Boston Scientific to benefit fully from the DES Intellectual Property licensed hereunder or under the License and Technology Transfer Agreement. Notwithstanding the foregoing, neither Abbott nor its Affiliates will be required to provide Boston Scientific access to information that does not relate to DES Intellectual Property, nor shall the provision of information pursuant to this Section 5.08(c) materially interfere with Abbott's ability to conduct its business in the ordinary course. The parties will cooperate to effect the technology transfers contemplated by this Section 5.08 within 24 months following the Closing. The information and access described in clauses (i), (ii), (iii), (iv), (v) and (vii) will terminate on the second anniversary of the Closing, after which (and during the term of the applicable supply arrangement) Boston Scientific shall receive from Abbott such access and information with respect to any improvements or iterations to DES Stents as are reasonably necessary to allow Boston Scientific to use the DES Intellectual Property as contemplated by this Section 5.08.

        (d)   From and after the Closing, Boston Scientific and Abbott will vigorously defend against any Action by any third party alleging that Existing DES Stents or DES Stents infringe any Intellectual Property of such third party. From and after the Closing, the parties will consult with each other with respect to a strategy for asserting DES Intellectual Property against third parties.

        (e)   From and after the Closing, Boston Scientific will not, on behalf of itself or its Affiliates, file, initiate, join, maintain or prosecute any Action against Abbott or any of its Affiliates based on or related to an allegation that (i) (A) any product that is approved for sale in the US, Europe or Japan, manufactured by Guidant or any of its Affiliates or for Guidant or any of its Affiliates by any Person other than a Restricted Person, and sold by Guidant or any of its Affiliates in commercial quantities as of the Closing, or (B) any products in human clinical trials as of the Closing manufactured by Guidant or any of its Affiliates or for Guidant or any of its Affiliates by any Person other than a Restricted Person, or (ii) any improvement or iteration of any product described in the preceding clause (i) infringes, misappropriates or otherwise violates any Intellectual Property owned, controlled or otherwise held by any of Boston Scientific or any of its Affiliates; provided, however, that nothing contained in this

Section 5.08(e) shall prevent Boston Scientific or any of its Affiliates from filing, initiating, joining, maintaining or prosecuting any Action against Abbott or any of its Affiliates based upon an allegation that any change, including any change in the method of manufacture, to any of the products described in clause (i) of this Section 5.08(e) infringes, misappropriates or otherwise violates any Intellectual Property owned, controlled or otherwise held by any of Boston Scientific or any of its Affiliates; and provided, further, that with respect to drug eluting stent systems, such improvement or iteration shall incorporate everolimus as the sole therapeutic agent as well as the same polymers as are used in the drug eluting stent system in development by Guidant or its Affiliates as of the Closing. The covenant not to sue contained in this Section 5.08(e) shall extend only to suppliers, licensees, distributors and customers of Abbott and its Affiliates that are not Restricted Persons.

        (f)    From and after the Closing, to the extent Law or any agreement included in the Assets prevents Abbott from licensing any DES Intellectual Property to Boston Scientific pursuant to this Section 5.08, Abbott will not, on behalf of itself or its Affiliates, file, initiate, join, maintain or prosecute any Action against Boston Scientific or any of its Affiliates based upon an allegation that any product of Boston Scientific or any of its Affiliates infringes, misappropriates or otherwise violates any such DES Intellectual Property.

        (g)   Not later than the Closing, Boston Scientific will, on behalf of itself and its Affiliates, release, acquit and forever discharge Abbott and its Affiliates of and from any and all pending and potential claims (including all existing Actions by Boston Scientific and any of its Affiliates) against Guidant or any of its Affiliates and all demands, actions, suits, debts, liabilities, losses, attorneys' fees, expenses, judgments, settlements and other damages, expenses or costs of whatever nature, whether known or unknown, pending or future, certain or contingent arising out of, derived from, predicated upon or relating to any product manufactured by Guidant or any of its Affiliates or for Guidant or any of its Affiliates by any Person other than a Restricted Person, approved for sale in the US, Europe or Japan and sold by Guidant or any of its Affiliates in commercial quantities as of the Closing.

        (h)   The parties recognize the benefit of maintaining their own product identity in connection with drug-eluting stent products. To this end, the license granted pursuant to this Agreement shall not extend to or cover "knock-off" products. A "knock-off" product is one that is developed or acquired after public release of an earlier product of another party or any of its Affiliates or after knowledge of an earlier product of another party or any of its Affiliates is otherwise acquired and is substantially identical to and is intended to imitate the earlier product. Notwithstanding the foregoing, if Abbott cannot supply Boston Scientific with DES Stents during the term of the supply arrangements, then Boston Scientific may, during the period that Abbott is not supplying Boston Scientific with DES Stents and for 90 days thereafter, make and sell DES Stents itself, with no obligation to make the payments contemplated by Section 5.07(b).

        (i)    Boston Scientific, on behalf of itself and its Affiliates, shall grant to Abbott and its Affiliates, as of the Closing, a non-exclusive, royalty-free, worldwide license under all Intellectual Property owned or, to the extent permitted by the applicable agreement, licensed to (with the right to sublicense) or otherwise controlled by, Guidant or any of its Affiliates immediately prior to the consummation of the Merger that is used in the Business but is not included in the Assets. The license granted pursuant to this Section 5.08(i) is not assignable by Abbott except in connection with a merger, change of control, or sale of all or substantially all of Abbott's vascular intervention business. The license will be sublicensable by Abbott to all suppliers, licensees, distributors and customers of Abbott and its Affiliates that are not Restricted Persons.

        (j)    None of the entry into this Agreement, any agreement contemplated hereby or any provision hereof or thereof, shall be deemed as an admission by either party of any wrongdoing, or of the validity or invalidity of any position taken or proposed to be taken by or against the other party in past, present or future litigation.

        (k)   In addition to the covenants contained in Section 5.08(e), for a period of five years following the date of the Closing, (i) Boston Scientific will not, on behalf of itself or its Affiliates, file, initiate, join, maintain or prosecute any Action against Abbott or any of its Affiliates based on or related to an allegation that any vascular interventional or endovascular products manufactured by Abbott or any of its Affiliates or for Abbott or any of its Affiliates by any Person other than a Restricted Person (provided that the arrangement described in Schedule 5.08(k) attached hereto shall not deprive Abbott of the benefit of this covenant with respect to the product involved in such arrangement) infringe, misappropriate or otherwise violate any Intellectual Property owned, controlled or otherwise held by Boston Scientific or any of its Affiliates; provided that Boston Scientific's covenant not to sue contained in this Section 5.08(k) shall extend only to suppliers, licensees, distributors and customers of Abbott and its Affiliates that are not Restricted Persons; and (ii) Abbott will not, on behalf of itself or its Affiliates, file, initiate, join, maintain or prosecute any Action against Boston Scientific or any of its Affiliates based on or related to an allegation that any vascular interventional or endovascular products manufactured by Boston Scientific or any of its Affiliates or for Boston Scientific or any of its Affiliates by any Person other than a Restricted Person infringe, misappropriate or otherwise violate any Intellectual Property owned, controlled or otherwise held by Abbott or any of its Affiliates; provided that Abbott's covenant not to sue contained in this Section 5.08(k) shall extend only to suppliers, licensees, distributors and customers of Boston Scientific and its Affiliates that are not Restricted Persons. The parties hereby acknowledge that no implicit or explicit license is granted under this Section 5.08(k) and that neither of them is receiving, pursuant to this Agreement, any rights to the Intellectual Property of the other party other than as expressly set forth herein.

        (l)    Abbott hereby acknowledges that it has elected not to make available to Boston Scientific its patents under the Settlement Agreement dated February 20, 2004 by and among Guidant, Boston Scientific and certain of their Affiliate parties thereto (the "Settlement Agreement"). Accordingly, Abbott hereby acknowledges that the Guidant Companies (as defined in the Settlement Agreement) will forego the benefits of the licenses and covenants not to sue granted under the Settlement Agreement by the Boston Scientific Companies (as defined in the Settlement Agreement), and that the Boston Scientific Companies will continue to have the benefits of the licenses and covenants not to sue granted to them by the Guidant Companies in accordance with the terms and conditions of the Settlement Agreement.

        (m)  Abbott and Boston Scientific agree that if, between the date of the Closing and the date on which the Guidant drug eluting stent system that is the subject of human clinical trials as of the Closing Date is first approved for sale in Europe or the United States (the "First DES Stent"), Abbott reasonably determines that it is required to make any changes (including any change in the method of manufacturing) to the First DES Stent in response to requests, and in connection with receiving approvals, from the applicable Governmental Authority, then Abbott will, subject to Section 5.07(f), use its reasonable best efforts to make such changes if such changes would not result in a product that infringes the Intellectual Property of any Person other than Boston Scientific or any of its Affiliates or Abbott or any of its Affiliates. If, having made such changes, the First DES Stent would infringe the Intellectual Property of Boston Scientific or any of its Affiliates, Boston Scientific agrees that it will not, on behalf of itself or its Affiliates, file, initiate, join, maintain or prosecute any Action against Abbott or any of its Affiliates based on or related to an allegation that the First DES Stent infringes, misappropriates or otherwise violates any Intellectual Property owned, controlled or otherwise held by any of Boston Scientific or any of its Affiliates; provided, however, that any subsequent changes to the First DES Stent will be subject to Section 5.08(e). If, having made such changes, the First DES Stent would infringe the Intellectual Property of Abbott or any of its Affiliates, Abbott agrees that it will not, on behalf of itself or its Affiliates, file, initiate, join, maintain or prosecute any Action against Boston Scientific or any of its Affiliates based on or related to an allegation that the First DES Stent infringes, misappropriates or otherwise violates any Intellectual Property owned, controlled or otherwise held by Abbott or any of its Affiliates; provided, however, that Abbott's covenant not to sue contained in this

Section 5.08(m) shall not extend to or cover any subsequent changes made by Boston Scientific or any of its Affiliates to the First DES Stent.

        (n)   Other than with respect to everolimus, nothing in this Agreement will extend to or cover the use by any Person: (i) other than Boston Scientific or any of its Affiliates, of paclitaxel or any other pharmaceutical owned by Boston Scientific or any of its Affiliates, and (ii) other than Abbott or any of its Affiliates, of zotarolimus (ABT-578) or any other pharmaceutical owned by Abbott or any of its Affiliates.

        SECTION 5.09.    Transition Services.    (a) Following the Closing (i) Boston Scientific or one or more of its Affiliates will provide or make available to the Business those services, rights, properties and assets of Guidant and its Affiliates that are not included in the Assets reasonably required by Purchaser and such Affiliates to enable them to conduct the Business substantially as conducted as of the Closing, and (ii) Purchaser and its Affiliates will provide or make available to Boston Scientific and its Affiliates those services, rights, properties and assets reasonably required by Boston Scientific and its Affiliates to enable them to conduct the business conducted by Guidant and its Affiliates, other than the Business, in substantially the same manner as conducted as of the Closing, to the extent those services, rights, properties and assets are included in the Assets. In connection with the foregoing obligations, on or prior to the Closing, Boston Scientific and, to the extent applicable, its Affiliates shall enter into a transition services agreement with Purchaser and, to the extent applicable, its Affiliates (the "Transition Services Agreement"). The services, rights, properties and assets provided or made available hereunder will, in each case, be provided or made available at prices or rates determined on the basis of actual cost incurred by the applicable provider in performing the applicable service or making available the applicable rights, properties or assets for the recipient, including a reasonable allocation for overhead expenses attributable thereto, calculated in a manner consistent with past custom and practice, without markup for profit. Without limiting the generality of the foregoing, Purchaser and its Affiliates will have the right to use or obtain copies of the information technology systems of Guidant necessary to operate the Business for such period of time as Purchaser and its Affiliates reasonably deem necessary in order to allow them to transition to alternative systems if necessary.

        (b)   Shared Assets shall constitute Assets if such Shared Assets are used primarily in, or related primarily to, the Business. Otherwise, Shared Assets shall be retained by Boston Scientific. It is hereby understood and agreed that the party that does not receive Shared Assets shall receive the benefit and use of any such Shared Assets pursuant to this Agreement, the Transition Services Agreement or a lease or similar agreement.

        (c)   Unless the parties agree otherwise, any agreement to which Guidant or any of its subsidiaries is a party prior to the Closing that inures to the benefit or burden of each of the Business and the Excluded Assets ("Mixed Contract") shall be separated on or after the Closing, so that each of Purchaser and Boston Scientific shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities (other than in the case of Purchaser, Excluded Liabilities) inuring to their respective businesses. If any Mixed Contract cannot be so separated, Abbott and Boston Scientific shall, and shall cause each of their respective Affiliates to, take such other reasonable and permissible action to cause; (i) the Assets associated with that portion of each Mixed Contract that relates to the Business to be enjoyed by Purchaser; (ii) the Liabilities (other than in the case of Purchaser, Excluded Liabilities) related with that portion of each Mixed Contract that relates to the Business to be borne by Purchaser; (iii) the assets associated with the portion of each Mixed Contract that relates to the Excluded Assets to be enjoyed by Boston Scientific; and (iv) the Liabilities (other than in the case of Purchaser, Excluded Liabilities) related with that portion of each Mixed Contract that relates to the Excluded Assets to be borne by Boston Scientific. The parties will cooperate with each other to effect such separation.

        (d)   Except as may otherwise be agreed by the parties, the parties shall not seek to assign any account receivable or accounts payable relating to both the Business and the Excluded Assets ("Mixed Account"). Abbott and Boston Scientific shall, and shall cause each of their respective Affiliates to, take such other reasonable and permissible actions to cause (i) the Assets associated with that portion of each Mixed Account that relates to the Business to be enjoyed by Purchaser; (ii) the Liabilities (other than in the case of Purchaser, Excluded Liabilities) related with that portion of each Mixed Account that relates to the Business to be borne by Purchaser; (iii) the assets associated with that portion of each Mixed Account that relates to the Excluded Assets to be enjoyed by Boston Scientific;

and (iv) the Liabilities (other than in the case of Purchaser, Excluded Liabilities) related with that portion of each Mixed Account that relates to the Excluded Assets to be borne by Boston Scientific.

        (e)   At and immediately after the Closing, but in no event no later than 365 days after the Closing, Purchaser shall cease to use and remove or cover the name "Guidant" from all signs, billboards, advertising materials (other than promotional inserts), telephone listings, stationary, office forms or other similar materials of the Business, unless such use is required by a Governmental Authority. Boston Scientific hereby grants to Abbott and its Affiliates, for a period of 5 years after the Closing, a non-exclusive and royalty free license to use all trademarks and trade names that include the name "Guidant" used in the Business as of the Closing. Thereafter, Abbott and its Affiliates shall not use such trademarks and trade names in connection with the Business or otherwise; provided, however, that nothing in this Section 5.09(e) shall prohibit Abbott and any of its Affiliates from selling any inventory in existence as of the fifth anniversary of the Closing, which inventory bears any such trademarks and trade names used in the Business. The parties will discuss in good faith whether Abbott may, at its request, continue to use such trademarks and trade names after the fifth anniversary of the Closing. Boston Scientific hereby covenants that, for a period of 5 years after the Closing, Boston Scientific, Guidant and any of its or their Affiliates shall not use any of the Guidant trademarks and trade names in connection with products included in the vascular intervention field, including DES Stents. The parties will cooperate with each other to avoid any confusion in the marketplace during the period when both parties are using the Guidant name. If Boston Scientific or Abbott divests the Carotid Stent Assets in accordance with Section 5.04(b), then Boston Scientific shall grant to the purchaser of such Carotid Stent Assets a license to use the Guidant name in connection therewith in a manner consistent with this Section 5.09(e) for a reasonable transition period.

        SECTION 5.10.    Abbott Loan.    (a) At the Closing, Abbott will lend Boston Scientific $700,000,000 on a subordinated basis (relative to any senior indebtedness of Boston Scientific during the term of the loan) by wire transfer of immediately available funds to a bank account designated in writing by Boston Scientific to Purchaser not fewer than three Business Days prior to the date of the Closing. In connection with the foregoing obligation, Abbott and Boston Scientific shall enter into a subordinated promissory note (the "Note"). The full principal amount of the loan shall be payable on the fifth anniversary of the Closing. Interest shall accrue on the outstanding principal amount of the loan at a rate of 5.25% per annum. Interest shall be payable in arrears semiannually, and on the date on which the principal amount of the loan is paid in full. If Boston Scientific defaults in the payment of the outstanding principal amount of the loan on the fifth anniversary of the Closing, and if such default continues for a period of 15 days, the license granted pursuant to Section 5.08(a) will terminate upon written notice by Abbott upon the expiration of such 15-day period.

        (b)   In the event of a failure by Boston Scientific to pay any principal or interest when due (by operation of Law or otherwise) on the loan or on Boston Scientific's principal credit agreement or then outstanding public indebtedness, any proceeds Boston Scientific receives or is entitled to receive with respect to Milestone Payments pursuant to Section 2.04 will be applied, by set-off or recoupment, to prepay any amounts then outstanding under the loan. The loan will be prepayable at any time, in whole or in part, without penalty, at the option of Boston Scientific. Each such prepayment of the loan shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

        SECTION 5.11.    Tax Election.    Abbott, in its sole discretion, may require Boston Scientific and/or its Affiliates, or Guidant and/or its Affiliates, as the case may be, to participate in the making of an election under section 338(h)(10) of the Code with respect to the purchase of any Shares that qualify for such treatment, including as a result of such an election. Boston Scientific and Guidant shall cooperate with Abbott in effecting each such election, including its timely filing. In connection with each such election, Abbott shall reasonably determine the fair market values of the assets of such entity, which shall in no event exceed the purchase price allocation to such entity under Section 2.03(b), and such valuations shall be binding on Boston Scientific and/or its Affiliates, or Guidant and/or its

Affiliates, in completing any income tax returns reflecting gain or loss from the election. Abbott shall reimburse Boston Scientific and its Affiliates for any additional Taxes incurred as a result of their participation in any election under section 338(h)(10) of the Code.

        SECTION 5.12.    Insurance.    The parties agree to cooperate in structuring the transactions contemplated by this Agreement so as to preserve to the fullest extent possible available insurance coverage with respect to Assumed Liabilities, the Business and any "D&O" coverage for employees of Guidant or its subsidiaries who primarily perform or have primarily performed their services for or with respect to the Business prior to the Closing.

        SECTION 5.13.    Further Action.    (a) Each of Boston Scientific and Abbott shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and the agreements included in the Assets, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement or to effect the separation of the Business and the Assets from other Guidant assets, including, to the extent practicable, reasonable steps to divide Shared Assets that are divisible and to obtain all required consents from third parties. Without limiting the generality of the foregoing, Boston Scientific and Abbott shall work diligently and in good faith toward the execution of, and shall, on or prior to the Closing, execute the Purchase Agreement and the other Definitive Agreements with such terms and conditions required pursuant hereto and such other terms and conditions as are mutually agreeable to the parties.

        (b)   Boston Scientific agrees that it shall not solicit, initiate, facilitate or pursue any arrangement relating to the Business or the Assets with any third parties other than Purchaser prior to the termination of this Agreement.

        (c)   To the extent that any of the transfers, distributions, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been so consummated at Closing, the parties shall cooperate and use their reasonable best efforts to effect such consummation as promptly thereafter as reasonably practicable, including executing and delivering such further instruments of transfer and taking such other actions as the parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to Purchaser or confirm Purchaser's right, title to or interest in, all of the Assets, to put Purchaser in actual possession and operating control thereof and to permit Purchaser to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). In the event and to the extent that Boston Scientific or Abbott is unable to obtain any required consents, Boston Scientific or Guidant shall (i) continue to be bound thereby pending assignment to Purchaser, (ii) at the direction and expense of Purchaser, pay, perform and discharge fully all of its obligations thereunder from and after the closing and prior to assignment to Purchaser and (iii) without further consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other consideration received in respect of such agreements. Boston Scientific or Guidant shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments when and only as reasonably directed by Purchaser. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable, Boston Scientific shall, or shall cause Guidant to, promptly assign all its rights and obligations thereunder to Purchaser without payment of further consideration and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.

        (d)   In the event that the parties determine that certain assets, rights or properties which properly constitute Assets were not transferred to Purchaser at Closing, then Boston Scientific shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to Purchaser without the payment by Abbott of any further consideration therefor. In the event that the parties determine that certain assets which do not properly constitute Assets were transferred to Purchaser at Closing, then Purchaser shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to Boston Scientific without the payment by Boston Scientific of any further consideration therefor.

        SECTION 5.14.    Timing of Transactions.    Boston Scientific may, and will if requested by Abbott, cause Guidant to (a) assume obligations of Boston Scientific under this Agreement and/or the Definitive Agreements (provided, that no such assumption shall (unless Abbott expressly agrees to the contrary) relieve Boston Scientific of such obligations) and (b) effect the Closing contemplated by this Agreement prior to the closing of the Merger, in either case if all of the respective conditions to Boston Scientific's, Sub's and Guidant's obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing that it is ready, willing and able to consummate the Merger as set forth in the Merger Agreement and will consummate such Merger immediately following the action set forth in subclauses (a) and (b).

        SECTION 5.15.    Other Agreements.    Nothing in this Agreement or the Definitive Agreements shall prohibit Abbott from pursuing arrangements or agreements with Johnson & Johnson or any other third party which has publicly announced a proposal that the Guidant board of directors has determined to be, or to be reasonably likely to result in or lead to, a Superior Proposal (as defined in the Merger Agreement). This Agreement and any Definitive Agreements entered into by the parties shall automatically terminate immediately prior to the closing of the acquisition of Guidant by Johnson & Johnson if such a closing occurs.

ARTICLE VI
EMPLOYEE MATTERS

        SECTION 6.01.    Transferred Employees.    (a) As of the Closing, Purchaser or one of its Affiliates shall employ the U.S. Business Employees (as defined below) who are employed by the Transferred Subsidiaries, and on or prior to the Closing, Purchaser or one of its Affiliates shall offer employment to each of the other then-current U.S. Business Employees, in each case on substantially the same terms and conditions as in effect prior to the Closing (except as otherwise provided herein). For purposes of this Agreement, "U.S. Business Employee" means an employee of a Transferred Subsidiary employed in the United States as of the Closing, or an employee of the Business employed in the United States, in each case who primarily performs his or her services for or with respect to the Business as of the Closing, including any such employee who is inactive because of leave of absence, vacation, holiday or long-term disability. For purposes of this Agreement, "U.S. Transferred Employee" means each U.S. Business Employee of the Transferred Subsidiaries and each other U.S. Business Employee who accepts the offer of employment by Purchaser or its Affiliate.

        (b)   Purchaser or one of its Affiliates shall (i) continue to employ each Non-U.S. Business Employee (as defined below) of a Transferred Subsidiary as of the Closing (where employment continues by operation of Law), (ii) continue to employ each Non-U.S. Business Employee as of the Closing (where employment transfers by operation of Law), and (iii) on or prior to the Closing, make offers of employment with respect to all other Non-U.S. Business Employees whose employment does not transfer to Purchaser by operation of Law, in each case on substantially the same terms and conditions as in effect for each such employee prior to the Closing (except as otherwise provided herein). For purposes of this Agreement, "Non-U.S. Business Employee" means an employee of the Business as of the Closing who primarily performs his or her services for or with respect to the Business outside the U.S. as of the Closing, including any such employee who is inactive because of leave of absence, vacation, holiday or long-term disability, and "Non-U.S. Transferred Employee" means each Non-U.S. Business Employee of a Transferred Subsidiary, whose employment transfers to Purchaser or one of its Affiliates by operation of Law, or who accepts the offer of employment by Purchaser or one of its Affiliates. Collectively, the U.S. Transferred Employees and the Non-U.S. Transferred Employees shall be referred to as "Transferred Employees".

        SECTION 6.02.    Employee Benefits.    (a) For a period of twelve months following the Closing, Transferred Employees who remain in the employment of Purchaser or any of its Affiliates shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to the Closing. For the six-month period immediately following the expiration of the twelve-month period described in the preceding sentence, the Transferred Employees who remain in the employment of Purchaser and its Affiliates shall receive employee benefits that in the aggregate are substantially comparable to either the employee benefits provided to such employees immediately prior to the Closing or the employee benefits provided to similarly situated employees of Purchaser or any of its Affiliates. For a period of not less than eighteen months following the Closing, the Transferred Employees who remain in the employment of Purchaser or any of its Affiliates shall receive base salary or wage rates that are not less than those in effect for such Transferred Employees immediately prior to the Closing; provided, however, that neither Purchaser nor any of its Affiliates shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; and provided, further, that no plans or arrangements of Guidant or Boston Scientific or any of its or their respective Affiliates providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate, except as otherwise required by Law. Except as required by Law or expressly provided in Section 6.03(b), nothing contained in this Agreement shall be construed as requiring Purchaser or one of its Affiliates to continue or offer any specific employee benefit plans or to continue the employment of any specific person. Notwithstanding anything in this Article VI to the contrary, Purchaser and its Affiliates shall be responsible for any severance or similar termination payments or to pay severance benefits that may become payable to any U.S. Business Employee who is not a Transferred Employee, and Abbott shall indemnify Boston Scientific from any and all liabilities for such payments. In the event that any of the obligations to make severance or similar termination payments or to pay severance benefits to U.S. Business Employees are covered by cash, insurance contracts, or other assets specifically set aside and designated by Guidant for this purpose, Boston Scientific shall cause to be transferred to Purchaser or to the appropriate benefit or compensation plan or arrangement of Purchaser or its Affiliate, such cash, insurance contracts or other assets as of the Closing.

        (b)   Purchaser shall recognize the prior service of each Transferred Employee as if such service had been performed with Purchaser (i) for purposes of vesting (but not benefit accrual) under Purchaser's defined benefit pension plan, (ii) for purposes of eligibility for vacation under Purchaser's vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Purchaser (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for the company matching contribution under a 401(k) savings plan maintained by Purchaser (it being understood that each Transferred Employee who was participating in Guidant's 401(k) savings plan immediately prior to becoming eligible to participate in that 401(k) savings plan of Purchaser or its Affiliates shall be immediately eligible for the company matching contribution under that 401(k) savings plan maintained by Purchaser or one of its Affiliates), and (v) unless covered under another arrangement with or of Guidant, for benefit accrual purposes under Purchaser's severance plan, (in the case of each of clauses (i), (ii), (iii), (iv) and (v), solely to the extent that (x) Boston Scientific makes such plan or program available to employees of the Surviving Corporation (as defined in the Merger Agreement), it being Boston Scientific's current intention to do so, (y) such recognition does not result in any duplication of benefits, but (z) not for purposes of any other employee benefit plan of Purchaser or any of its Affiliates or any other purpose not expressly described in this Section 6.02(b), except as required by Law).

        (c)   With respect to any welfare plan maintained by Purchaser in which Transferred Employees are eligible to participate after the Closing, Purchaser shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Guidant prior to the Closing and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

        (d)   With respect to Non-U.S. Transferred Employees, Purchaser shall, and shall cause its applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Non-U.S. Transferred Employees. Purchaser and its Affiliates shall be responsible for any severance, redundancy or similar termination payments that may become payable to any Non-U.S. Business Employee in connection with the transactions contemplated by this Agreement, and Abbott shall indemnify Boston Scientific from any and all liabilities for such payments; provided, however, that to the extent that, after the Closing, Purchaser or any of its Affiliates incurs a second severance, redundancy or similar termination payment liability with respect to any particular Non-U.S. Business Employee who becomes a Non-U.S. Transferred Employee under Section 6.01(b) and who is subsequently terminated by Purchaser for just cause within 12 months of the Closing, Boston Scientific shall indemnify Purchaser for an amount equal to the lesser of the two severance liabilities. In the event that any of the obligations to make severance, redundancy or similar termination payments to Non-US Business Employees are covered by cash, insurance contracts, or other assets specifically set aside and designated by Guidant for this purpose, Boston Scientific shall cause to be transferred to Purchaser or to the appropriate benefit or compensation plan or arrangement of Purchaser or its Affiliate, such cash, insurance contracts, or other assets as of the Closing.

        (e)   Purchaser shall assume all liabilities (other than any stock option liabilities described in Section 6.03(a)) related to the Non-U.S. Transferred Employees, including, without limitation, any liabilities under any employee benefit plan of Guidant regardless of whether such employee benefit plan transfers automatically to Purchaser as a result of the transactions contemplated by this Agreement. In addition to any cash, insurance contracts or other assets that will transfer automatically to Purchaser or its Affiliates or to the Non-U.S. Transferred Employees as a result of the transactions contemplated by this Agreement, Boston Scientific shall cause to be transferred to Purchaser or its Affiliates, or the appropriate compensation or benefit plan of Purchaser or its Affiliates, such cash, insurance contracts, or other assets, if any, specifically set aside and designated by Guidant in respect of the liabilities related to the Non-U.S. Transferred Employees as of the Closing, including, without limitation, assets of any applicable compensation or benefit plan of Guidant, to the extent such assets do not transfer automatically to Purchaser or its Affiliates as a result of the transactions contemplated by this Agreement. However, any such transfer shall be subject to the consent of the affected Non-U.S. Transferred Employees to the extent required by Law.

        (f)    With respect to U.S. Transferred Employees, Abbott shall pay Boston Scientific an amount equal to the present value as of the Closing of the excess, if any, of the pre-Closing liabilities attributable to the U.S. Transferred Employees over the assets, accruals and reserves set aside and designated by Guidant in respect of those types of liabilities, in each instance to the extent provided by, and as determined in accordance with, the principles set forth on Schedule 6.02(f). Should such designated assets, accruals and reserves allocable to such liabilities exceed those liabilities, Boston Scientific shall pay Abbott such excess. In either event, a single payment for the net amount of the difference shall be paid within 12 months of the Closing. In addition, Boston Scientific will cause all Transferred Employees to be fully vested in their account balances under the Guidant Employee Savings and Stock Ownership Plan (as defined in the Merger Agreement) and they shall receive a proportionate share of any previously unallocated shares of stock that may be allocated to participants under such plan in connection with the transactions contemplated by this Agreement and the Merger Agreement; provided, however, that nothing in this sentence shall require Boston Scientific or its Affiliates to contribute any additional amount to such plan.

        SECTION 6.03.    General Matters.    (a) All outstanding Guidant stock options held immediately prior to the Closing by any Transferred Employee shall be extinguished in accordance with their terms upon the Closing, and, in satisfaction thereof, Boston Scientific shall provide the holder of each such option, as soon as practicable following the Closing, but in all cases within the period necessary to comply with Code Section 409A, either (i) a payment in cash equal to the excess of the aggregate fair market value of the Guidant shares as of the Closing subject to each such option as of the Closing over the aggregate exercise price of such option with respect to those shares, net any applicable withholding Taxes, or (ii) a number of shares of common stock of Boston Scientific with a fair market value as of the Closing equal to the excess of the aggregate fair market value of the shares subject to each such option over the aggregate exercise price of such option, net any applicable withholding Taxes, to be determined by applying the conversion formula in Section 5.04(a) of the Merger Agreement to each Guidant option to determine the number of shares of common stock of Boston Scientific that would have been subject to such option and the exercise price of such option, adjusted as if the option holder had not been a Transferred Employee, at Boston Scientific's election provided that such election applies to all Transferred Employees.

        (b)   After the Closing, Purchaser shall maintain and administer the Guidant Change in Control Severance Pay Plan for Select Employees and the Guidant Change in Control Severance Pay Plan for Employees (the "Guidant CIC Plans") with respect to any benefits afforded thereunder to any Transferred Employees; provided, however, that Purchaser or any of its Affiliates shall have the right to amend or terminate the Guidant CIC Plans with respect to the Transferred Employees in accordance with their terms.

        (c)   No provision of this Agreement or the corresponding provisions of the Purchase Agreement shall create any third party beneficiary rights in any employee of the Business, or any other current or former employee, independent contractor, or director of Guidant, Boston Scientific, Purchaser or any of its or their respective Affiliates, in respect of employment or any other matter.

        SECTION 6.04.    Mutual Non-Solicitation.    Without the prior written consent of Abbott, Boston Scientific shall not, for a period of two years following the Closing, take any action to solicit any sales representative or person performing a similar function who is a Transferred Employee and who is employed by the Business (whether as an employee or independent contractor) to terminate his or her employment with the Business or to seek or accept employment with Boston Scientific or any of its Affiliates. Without the prior written consent of Boston Scientific, Abbott shall not, and shall cause the Purchaser not to, for a period of two years following the Closing, take any action to solicit any sales representative or person performing a similar function who is employed by Guidant or its Affiliates immediately prior to the consummation of the Merger (other than any Transferred Employee) and who, after the consummation of the Merger, is employed by the Surviving Corporation or its successor or any of their Affiliates (whether as an employee or independent contractor) and primarily performs his or her services for or with respect to the Excluded Businesses, to terminate his or her employment with the Surviving Corporation or its successor or their Affiliates or to seek or accept employment with Abbott or any of its Affiliates. Notwithstanding the foregoing, nothing contained herein shall prevent either party or their Affiliates from offering employment or service to persons who respond to a general solicitation or advertisement that is not specifically directed at them (and nothing shall prohibit such general solicitation or advertisement).

ARTICLE VII
TAXES

        SECTION 7.01.    Apportionment.    With respect to any Tax Return for any Straddle Period of a Transferred Subsidiary, Abbott will, to the extent permitted by Law, elect to treat the Closing as the last day of the taxable year or period and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Period under the "closing-the-books" method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign law). In any case where applicable Law does not permit a Transferred Subsidiary to treat the Closing as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Period based on a closing of the books; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis, (b) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income will be taken into account, and (c) real and personal property Taxes shall be allocated on a per diem basis.

        SECTION 7.02.    Tax Return Filing and Amendment.    Boston Scientific will prepare and file, or cause to be prepared and filed, all Tax Returns of each Transferred Subsidiary with respect to periods ending on or before Closing to the extent such returns have not been filed prior to Closing, and Boston Scientific will pay, or cause to be paid, all Taxes shown as due thereon. Abbott will prepare and file, or cause to be prepared and filed all Tax Returns of each Transferred Subsidiary with respect to any Straddle Period to the extent such returns have not been filed prior to Closing, and Abbott will pay, or cause to be paid, all Taxes shown as due thereon; provided that nothing in this Section 7.02 shall affect the rights of Abbott to indemnification under Section 10.02(a)(iii). A copy of the relevant portions of any such Straddle Period Tax Return filed shall be provided to Boston Scientific no later than five days after such Tax Return was filed.

        SECTION 7.03.    Resolution of Tax Controversies.    In the event that a Governmental Authority determines a deficiency in any Tax, the party ultimately responsible for such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute.

ARTICLE VIII
CONDITIONS TO CLOSING

        SECTION 8.01.    Conditions to Obligation of Boston Scientific.    The obligation of Boston Scientific to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

        (a)   Representations, Warranties and Covenants. Each of the representations and warranties of Abbott contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby, and the covenants and agreements contained in this Agreement to be complied with by Abbott on or before the Closing shall have been complied with in all material respects, and Boston Scientific shall have received a certificate signed on behalf of Abbott by an officer of Abbott to such effect;

        (b)   Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the EU Merger Regulation applicable to the purchase of the Business contemplated by this

Agreement, and any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or shall have been terminated, and Boston Scientific or Abbott, as the case may be, shall have obtained all authorizations, consents, orders and approvals of all Governmental Authorities that, if not received, would make any of the transactions contemplated by this Agreement or any of the other Definitive Agreements illegal or otherwise prohibit the consummation of such transactions;

        (c)   No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions; and

        (d)   Merger Consummated; Closing Conditions Satisfied. Either (i) the closing of the Merger shall have occurred, or (ii) to the extent Boston Scientific or Abbott has elected to consummate the transactions contemplated by this Agreement or the Purchase Agreement prior to the consummation of the Merger as contemplated by Section 5.14, all of the respective conditions to Boston Scientific's, Sub's and Guidant's obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing (with copies of such notices having been delivered to Abbott) that it is ready, willing and able to consummate the Merger (and will consummate the Merger immediately following the consummation of the transactions contemplated by this Agreement or the Purchase Agreement).

        SECTION 8.02.    Conditions to Obligation of Abbott.    The obligation of Abbott to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

        (a)   Representations, Warranties and Covenants. Each of the representations and warranties of Boston Scientific contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby, and the covenants and agreements contained in this Agreement to be complied with by Boston Scientific on or before the Closing shall have been complied with in all material respects, and Abbott shall have received a certificate signed on behalf of Boston Scientific by an officer of Boston Scientific to such effect;

        (b)   Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act or the EU Merger Regulation applicable to the purchase of the Business contemplated by this Agreement, and any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or shall have been terminated, and Boston Scientific or Purchaser, as the case may be, shall have obtained all authorizations, consents, orders and approvals of all Governmental Authorities that, if not received, would make any of the transactions contemplated by this Agreement illegal or otherwise prohibit the consummation of such transactions;

        (c)   No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions; and

        (d)   Merger Consummated; Closing Conditions Satisfied. Either (i) the closing of the Merger shall have occurred, or (ii) to the extent Boston Scientific or Abbott has elected to consummate the transactions contemplated by this Agreement or the Purchase Agreement prior to the consummation of the Merger as contemplated by Section 5.14, all of the respective conditions to Boston Scientific's,

Sub's and Guidant's obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing (with copies of such notices having been delivered to Abbott) that it is ready, willing and able to consummate the Merger (and will consummate the Merger immediately following the consummation of the transactions contemplated by this Agreement or the Purchase Agreement).

ARTICLE IX
TERMINATION

        SECTION 9.01.    Termination.    This Agreement may be terminated, or in the case of clause (e) below shall terminate, at any time prior to the Closing in the following circumstances:

        (a)   by the mutual written consent of Boston Scientific and Abbott;

        (b)   by either Boston Scientific or Abbott, if the Closing shall not have occurred by September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

        (c)   by either Boston Scientific or Abbott in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;

        (d)   by Abbott if Boston Scientific has failed to submit to Guidant a publicly-announced firm offer regarding a proposed acquisition of Guidant by Boston Scientific prior to the close of business on the fourth Business Day following execution of this Agreement; or

        (e)   immediately, without any action by either Boston Scientific or Abbott, (i) upon the approval of the J&J Merger Agreement by the shareholders of Guidant, (ii) in accordance with Section 5.15 hereof, (iii) if the Merger Agreement is not entered into by February 7, 2006, or (iv) upon any termination of the Merger Agreement.

        SECTION 9.02.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Article XI and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE X
INDEMNIFICATION

        SECTION 10.01.    Survival of Representations and Warranties.    The representations and warranties of the parties hereto contained in this Agreement and the Purchase Agreement shall terminate at the Closing.

        SECTION 10.02.    Indemnification by Boston Scientific.    (a) From and after the Closing, Abbott and its Affiliates, officers, directors, agents, successors and assigns (the "Abbott Indemnified Parties") shall be indemnified and held harmless by Boston Scientific for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter, a "Loss") to the extent arising out of or related to:

  (i)
  the Excluded Assets;

  (ii)
  the Excluded Liabilities;

  (iii)
  Taxes of Boston Scientific, Guidant or any of their Affiliates (as a transferee or successor by contract or otherwise and including any Taxes arising under Regulation 1.1502-6 or similar Law) attributable to any Pre-Closing Tax Period (other than Taxes referred to in the last sentence of Section 5.11); and

  (iv)
  Taxes of Abbott or any of its Affiliates for any Post-Closing Period that would not have been incurred but for a net adjustment to a Pre-Closing Period Tax Liability of Guidant or any of its Affiliates.

        (b)   In addition to the provisions of Section 10.02(a), from and after the Closing, the Abbott Indemnified Parties shall be indemnified and held harmless by Boston Scientific for and against (i) any action between the date hereof and the Closing with respect to the Assets, the U.S. Business Employees, the Non-U.S. Business Employees or the Business that would have been a breach of the covenants contained in Section 4.01 of the Merger Agreement if such covenants had been made with respect to the Assets, the U.S. Business Employees, the Non-U.S. Business Employees or the Business rather than having been made with respect to Guidant's assets, employees and businesses; provided, however, that Boston Scientific shall have no obligation to indemnify any Abbott Indemnified Party pursuant to this clause (i) unless and until the aggregate amount of all such amounts indemnifiable under this clause (i) exceeds $100,000,000, in which case Boston Scientific will only be liable for amounts indemnifiable under this clause (i) in excess of such amount; and (ii) the occurrence of a Material Adverse Effect between the date of this Agreement and the Closing. Boston Scientific and Abbott will use their reasonable best efforts to agree on the amount of any indemnification payable under this Section 10.02(b). In the event Boston Scientific and Abbott are unable to reach agreement on such amount despite the use of such efforts, such amount shall be determined by an independent investment banking firm or accounting firm (depending on the subject matter of the claim) of international reputation reasonably acceptable to each of Boston Scientific and Abbott using customary valuation methodologies. The determination of such independent investment banking firm shall be final and binding on Boston Scientific and Abbott. The fees and expenses of such independent investment banking firm shall be shared equally between Boston Scientific and Abbott.

        SECTION 10.03.    Indemnification by Abbott.    From and after the Closing, Boston Scientific and its Affiliates, officers, directors, agents, successors and assigns shall be indemnified and held harmless by Abbott for and against any and all Losses to the extent arising out of or related to the Business (other than the Excluded Liabilities) and the Assumed Liabilities.

        SECTION 10.04.    Limits on Indemnification.    (a) Notwithstanding anything to the contrary contained in this Agreement, neither party hereto shall have any Liability under Section 10.02(a) for any punitive, incidental, consequential, special or indirect damages, except to the extent that any such damages are awarded in connection with a Third Party Claim against an indemnified party and such indemnified party is entitled to be indemnified hereunder as a result of the facts or circumstances giving rise to such Third Party Claim.

        (b)   For all purposes of this Article X, "Losses" shall be net of any insurance or other recoveries actually paid to an indemnified party or its Affiliates in connection with the facts giving rise to the right of indemnification.

        SECTION 10.05.    Notice of Loss; Third Party Claims.    (a) An indemnified party shall give the indemnifying party notice of any matter that an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

        (b)   If an indemnified party shall receive notice of any Action from or involving any third party that the indemnified party believes is reasonably likely to give rise to a right of indemnification under this Article X (each, a "Third Party Claim"), then, as promptly as practicable after the receipt of such notice, the indemnified party shall give the indemnifying party notice of such Third Party Claim, stating the amount of the Loss, if known, and method of computation thereof and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article X except to the extent that such failure actually results in a detriment to the indemnifying party and shall not relieve the indemnifying party from any other Liability that it may have to any indemnified party other than under this ARTICLE X. The indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the indemnified person if it gives notice of its intention to do so to the indemnified party within 15 days of the receipt of such notice from the indemnified party. If the indemnifying party elects to undertake any such defense against a Third Party Claim, the indemnified party may participate in such defense at its own expense. The indemnified party shall reasonably cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. If the indemnifying party elects to direct the defense of any such claim or proceeding, it shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall be liable for any settlement of a Third Party Claim effected without such indemnifying party's prior written consent, which consent shall not be unreasonably withheld or delayed.

        SECTION 10.06.    Tax Treatment of Indemnity Payments.    For all Tax purposes, the parties agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Purchase Price.

ARTICLE XI
GENERAL PROVISIONS

        SECTION 11.01.    Expenses.    Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the other Definitive Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        SECTION 11.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

    (a)
    if to Boston Scientific:

      Boston Scientific Corporation
      One Boston Scientific Place
      Natick, Massachusetts 01760
      Fax: (508) 650-8960
      Attention: General Counsel

      with a copy to:

      Shearman & Sterling LLP
      599 Lexington Avenue
      New York, NY 10022-6069
      Fax: (212) 848-7179
      Attention: Peter D. Lyons
      Clare O'Brien

    (b)
    if to Abbott:

      Abbott Laboratories
      Dept. 0392, Bldg. AP6D
      100 Abbott Park Road
      Abbott Park, Illinois 60064-3500
      Fax: (847) 935-8207
      Attention: Chief Operating Officer, Medical Products Group

  with
  a copy to:

      Abbott Laboratories
      Dept. 364, Bldg. AP6D
      100 Abbott Park Road
      Abbott Park, Illinois 60064-6020 USA
      Fax: (847) 938-6277
      Attention: General Counsel

  and
  a copy to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017-3903
      Fax: (212) 455-2502
      Attention: Charles I. Cogut
      William E. Curbow

        SECTION 11.03.    Public Announcements.    Each party to this Agreement shall consult with the other party before issuing, and shall provide the other party the opportunity to review and comment upon, any press release or other public announcement in respect of this Agreement or the transactions contemplated hereby and shall not issue any press release or other public statements or otherwise communicate with any news media regarding this Agreement and/or the transactions contemplated hereby without the consultation and prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation and then only with such advance notice to and consultation with the other party as is practical. The parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. The parties agree that they shall each issue a press release announcing the execution of this Agreement, the contents of which shall be reasonably satisfactory to the other party. Notwithstanding the foregoing, neither party shall have any obligation to consult with the other party or provide the other party with an opportunity to review and comment upon any press release or other public announcement announcing a termination of this Agreement, and such party may issue such press release or public announcement or otherwise communicate with any news media regarding such termination without the consent of the other party; provided, however, that the non-terminating party shall have received advance written notice of the other party's intention to terminate this Agreement.

        SECTION 11.04.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

        SECTION 11.05.    Entire Agreement.    This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Boston Scientific and Abbott with respect to the subject matter hereof and thereof.

        SECTION 11.06.    Assignment.    This Agreement may not be assigned without the express written consent of Boston Scientific and Abbott (which consent may be granted or withheld in the sole discretion of Boston Scientific or Abbott), as the case may be; provided, however, that (a) either party may, without the consent of the other party, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its controlled Affiliates, except that no such assignment shall relieve the assigning party from the performance of its obligations hereunder, (b) Boston Scientific may, without the consent of Abbott, assign its rights and obligations, in whole or in part, under this Agreement to Guidant so long as Boston Scientific remains liable for its obligations hereunder, or to any acquiror of all or substantially all of Boston Scientific's vascular intervention business, and (c) Abbott may, without the consent of Boston Scientific, assign its rights and obligations, in whole or in part, under this Agreement to any designee of Abbott in the event Abbott divests any of the Assets that would otherwise be acquired by Abbott pursuant hereto due to applicable antitrust laws and regulations. Any purported assignment in contravention of this provision shall be null and void.

        SECTION 11.07.    Amendment.    This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Boston Scientific and Abbott or (b) by a waiver in accordance with Section 11.08.

        SECTION 11.08.    Waiver.    Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

        SECTION 11.09.    No Third Party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

        SECTION 11.10.    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

        SECTION 11.11.    Interpretive Rules.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require either party or their respective officers, directors, subsidiaries or Affiliates to take any action which would violate or conflict with any applicable Law. The word "if" means "if and only if." The word "or" shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" will be deemed references to the lawful money of the United States of America.

        SECTION 11.12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 11.12 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 11.12 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.12.

        SECTION 11.13.    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

        SECTION 11.14.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Boston Scientific and Abbott have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION
By:
	Name:	Lawrence C. Best
	Title:	Executive Vice President, Chief Financial Officer
ABBOTT LABORATORIES
By:
	Name:	Richard A. Gonzalez
	Title:	President and Chief Operating Officer, Medical Products Group

SCHEDULE 1.01

RESTRICTED PERSONS

  •
  Johnson & Johnson

  •
  Medtronic, Inc.

  •
  St. Jude Medical, Inc.

  •
  Conor Medsystems, Inc.

  •
  ev3 Inc.

  •
  any other Person that has publicly announced prior to Closing an intention to develop a drug eluting stent product (other than any Person with which any of Abbott, Guidant or Boston Scientific, as the context requires, has an agreement or purchasing arrangement as of the date hereof)

SCHEDULE 3.05

KNOWLEDGE

  •
  Fredericus A. Colen
  Executive Vice President and Chief Technology Officer

  •
  Brian R. Burns
  Senior Vice President, Quality

  •
  Paul W. Sandman
  Executive Vice President and General Counsel

SCHEDULE 5.08(k)

OEM Agreement dated May 9, 2002 between Abbott Vascular Devices Ireland Limited and Medtronic Vascular Galway Limited, as amended.

SCHEDULE 6.02(f)

PAYMENT PRINCIPLES

        1.    SERP / Pension—An amount equal to:

  (i)
  The actuarially determined accumulated benefit obligations attributable to the U.S. Transferred Employees, compared to

  (ii)
  The assets, accruals and reserves attributable to the U.S. Transferred Employees

  This actuarial determination would be performed using the actuarial assumptions used by Guidant in preparing its most recent 10-K; provided, however, the discount rate will be determined as of the date of Closing in the same manner as the discount rate was determined in Guidant's most recent Form 10-K. Assets, accruals, and reserves shall be allocated in proportion to the related liability.

        2.    Active Healthcare—An amount equal to:

  (i)
  The reserve established by Guidant at Closing for unreported medical claims (IBNR) attributable to the U.S. Transferred Employees, compared to

  (ii)
  The actual medical claims made by such employees with respect to those previously unreported medical claims plus the recalculated IBNR for such claims determined at a date six months following Closing.

  In the event these amounts cannot be so determined at a commercially reasonable cost, Abbott and Boston will agree upon a fair and equitable method of making such determination.

        3.    401(K)/ESOP—This plan is not taken into account for purposes of this schedule.

        4.    Retiree Healthcare Plan—This plan is not taken into account for purposes of this schedule.

        5.    Other Employee Plans—Where either (i) plan assets, accruals or reserves or (ii) plan liabilities can be determined on an individual employee-by-employee basis at a commercially reasonable cost, they shall be so determined for purposes of making the calculations hereunder. Where they cannot be so determined, Abbott and Boston will agree upon a fair and equitable method of making such determination.

        6.    Plan Administration Costs—Plan administration costs will be disregarded, and will not be a factor, in the calculations under this schedule.

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